NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (May 8, 2006) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2006, of $4,715,000 or $0.56 per share. This compares to net income of $5,209,000 or $0.62 per share for the quarter ended December 31, 2005, and compares to net income of $6,067,000 or $0.72 per share for the quarter ended March 31, 2005.
     Net income for the six months ended March 31, 2006, was $9,924,000 or $1.18 per share, compared to net income of $12,986,000 or $1.54 per share for the six months ended March 31, 2005.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield and St. Louis, Missouri as well as Overland Park, and Leawood, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/06      12/31/05      3/31/05     3/31/06      3/31/05
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   11,621       12,260       12,589       23,881       25,821
Provision for loan losses                      93           65          250          158          417
Non-interest income                         5,321        5,841        6,024       11,162       12,528
Non-interest expense                        9,482        9,897        8,883       19,379       17,556
Income tax expense                          2,652        2,930        3,413        5,582        7,390
                                           -------      -------      -------      -------     -------
   Net income                          $    4,715        5,209        6,067        9,924       12,986
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,550,342    1,552,886    1,466,633    1,550,342   1,466,633
Total loans and mortgage-backed
  and related securities                 1,461,824    1,438,684    1,389,122    1,461,824   1,389,122
Customer and brokered deposit
  accounts                                 907,286      848,105      747,041      907,286     747,041
Stockholders' equity                       151,966      149,578      140,562      151,966     140,562


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.05        17.77        16.62        18.05       16.62
Earnings per share                            0.56         0.62         0.72         1.18        1.54
Cash dividends paid per share                0.225         0.45        0.225        0.675       1.225


Return on assets (annualized net income
  divided by total average assets)           1.22%        1.34%        1.68%        1.28%       1.84%

Return on equity (annualized net income
  divided by average stockholder's equity)  12.51%       13.96%       17.43%       13.19%      18.58%


Weighted average shares outstanding      8,417,442    8,434,562    8,455,442    8,426,096   8,455,442

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